EXHHIBIT 99.1
Wrigley Reports 20 Percent Earnings Per Share Increase on Record Quarterly Sales
CHICAGO, July 30 – The Wm. Wrigley Jr. Company (NYSE: WWY) today announced a 14 percent gain in second quarter sales versus a year ago to a record $1.38 billion, the Company’s highest sales quarter ever. The primary driver of the quarterly sales increase was worldwide shipment growth of 8 percent.
Net earnings for the quarter of $0.61 per diluted share were up 20 percent or $0.10 from the year ago period. On a non-GAAP basis, excluding the negative impact of the supply chain restructuring program, second quarter earnings per share were $0.62, up 17 percent from the same quarter last year.*
“Our focused investments in key geographies – in terms of product innovation and brand support – are producing excellent results. All major regions contributed to our growth in the quarter, particularly Europe and Asia,” said President and Chief Executive Officer Bill Perez. “Our strong first half performance and our ongoing focus on operational efficiency puts us in an excellent position to make the necessary investments in second half product and marketing initiatives to keep our business growing, while still achieving full-year results within our long-term earnings growth objective of 9-11 percent.”
Bill Wrigley, Executive Chairman and Chairman of the Board added, “I am especially pleased with our ability to produce excellent near-term results in the face of increased competition while continuing to invest for the long term. The strength of our business extends across our full portfolio of products, with gum and confectionery revenues both rising at double-digit rates through the first six months of the year.”
Sales and Gross Margins
Second quarter sales increased by $172 million, or 14 percent, over the same quarter last year. Somewhat more than half of the sales gain was driven by shipment growth across all regions, particularly EMEAI and Asia, including the incremental contribution from the A. Korkunov chocolate acquisition in Russia. Approximately a third of the gain reflects the positive impact of currency, due to translation of international sales into a relatively weaker U.S. dollar, with the balance of the increase due to the positive impact of pricing, mainly in Europe and the U.S.

*  Please see Attachment B for full GAAP to non-GAAP reconciliation.

In EMEAI (principally Europe), sales were $667 million, up $124 million or 23 percent versus a year ago, with just over half of the gain due to volume growth of 12 percent. Of the remaining sales gain of nearly $60 million, a little less than three-quarters is attributable to currency translation and just over one quarter to positive price/mix.
Russia and East Europe continued to lead the growth in the region with double-digit gains, with Orbit, as the #1 brand by far, driving the increase and notable contributions being made by Eclipse® and Juicy Fruit®. Also reporting double-digit sales gains, were Poland and Spain, on the strength of the Orbit® brand, and Germany, driven by outstanding growth by Extra®. In the U.K., although sales in the second quarter moderated from their strong first quarter pace, they were up for the first six months of 2007, recording their best first-half performance in three years. Additionally, throughout the second quarter, the Company saw positive share trends in the U.K., even in advance of the second wave of new product offerings that are currently rolling out into the marketplace.
Sales increased nearly $26 million or 16 percent in Asia to $189 million on volume growth of 15 percent. In China, accelerating sales of Doublemint®, Extra and TaTa® bubble gum helped drive strong double-digit sales growth in the second quarter, building on a similar performance in the first quarter. With its latest surge, Extra became the #2 gum brand in China, now trailing only Doublemint.
North America net sales were $452 million, up three percent on a one percent volume decline, reflecting the impact of recent pricing changes. Orbit, the #1 gum brand in the U.S., continued its strong sales growth, as did Eclipse, especially in its new bottle packaging. Growth by these brands, as well as gains for Lifesavers, were offset by softer performances for Extra and the sugar stick brands in the quarter. Continued strong growth for Altoids® chocolate-dipped mints were offset by lower sales for other Altoids formats. Shipments of Wrigley’s new brand – 5™ – that began later in the quarter, provided a modest boost to sales, but the impact of the launch is expected to be more pronounced in the second half of the year. With distribution growing at a record pace, brand advertising for 5 is scheduled to begin in August.
Through the first six months of the year, worldwide sales grew by 15 percent on 10 percent consolidated volume growth, with the remaining third of the gain primarily attributable to the positive impact of currency translation. Year-to-date regional sales growth for EMEAI, Asia and North America were 25 percent, 20 percent and 3 percent, respectively.

Consolidated gross margins for the second quarter were 53.3 percent versus 52.1 percent in the same quarter last year, with lower restructuring charges accounting for about a third of the improvement. Excluding the impact from restructuring, gross margins would have been 53.6 percent this quarter versus 52.8 percent a year ago, reflecting both cost improvements and higher pricing.
Year-to-date consolidated gross margins were 52.5 percent versus 52.0 percent a year ago, with a little more than half of the improvement coming from lower restructuring charges. Excluding the impact from restructuring, year-to-date gross margins would have been 53.0 percent this quarter versus 52.8 percent for the first half of 2006, primarily reflecting slightly improved costs and some pricing.
Operating Profits and Net Earnings
Consolidated operating profits in the period were $263 million, up 19 percent from the same quarter in the prior year. The growth was primarily driven by higher shipment volume, offset by additional investment in infrastructure and brand support, which climbed by 17 percent in the quarter and is expected to continue at a strong pace for the balance of the year. The benefit from translating foreign currencies to the weaker U.S. dollar accounted for somewhat over a third of the gain.
Consolidated net earnings of $170 million were up nearly 21 percent or $29 million from the second quarter of 2006. On a diluted per share basis, earnings were $0.61, up 20 percent or $0.10 versus the prior year, with about $0.04 due to the positive impact of currency translation. On a non-GAAP basis, excluding the impact of restructuring, earnings per share increased 17 percent or $0.09 versus the year-ago quarter.
For the first six months of 2007, operating profits climbed by 20 percent, primarily driven by volume increases, with about a third of the gain due to currency translation. Year-to-date diluted earnings per share of $1.13 are up 24 percent or $0.22 from the first six months of 2006, with about $0.07 due to the positive impact of currency translation. On a non-GAAP basis, excluding the impact of restructuring and the one-time asset sale gain, earnings per share of $1.12 increased 18 percent or $0.17 from the same period a year ago.

About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company reported global sales of nearly $4.7 billion last year and distributes its world-famous brands in more than 180 countries. Three of these brands – Wrigley’s Spearmint®, Juicy Fruit, and Altoids – have heritages stretching back more than a century. Other well-loved brands include Doublemint, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh, Extra, Freedent®, Hubba Bubba®, Orbit, Excel, Creme Savers, Eclipse, Airwaves®, Solano®, Sugus®, P.K.®, and Cool Air®.
Cautionary Statement Regarding Forward-Looking Information
This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, including, without limitation, statements regarding operating strategies, future plans and financial results. Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project”, or similar words, phrases or expressions. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed including, without limitation, the availability or retention of retail space; the availability of raw materials; changes in demographics and consumer preferences; changes in foreign currency and market conditions; increased competition and discounting and other competitive actions; underutilization of or inadequate manufacturing capacity and labor stoppages; governmental regulations; labor stoppages; and the outcome of integrating acquired businesses. These factors, and other important factors that could affect these outcomes are set forth in the Company’s most recently filed Annual Report on Form 10-K and the Company’s other filings with the SEC, in each case under the heading “Forward-Looking Statements” and/or “Risk Factors”. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077

ATTACHMENT A
WM. WRIGLEY JR. COMPANY
STATEMENT OF CONSOLIDATED EARNINGS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$1,377,780	$1,206,053	$2,631,826	$2,280,941

Cost of sales	638,794	568,819	1,236,200	1,077,170

Restructuring charges	4,486	9,193	12,635	17,763

Gross profit	734,500	628,041	1,382,991	1,186,008

Selling, general and administrative expense	471,572	407,098	909,859	792,249

Operating income	262,928	220,943	473,132	393,759

Interest expense	(17,123)	(16,012)	(33,725)	(31,355)
Investment income	2,537	1,547	4,427	3,497
Other income (expense), net	1,421	343	18,124	5,456

Earnings before income taxes	249,763	206,821	461,958	371,357

Income taxes	79,950	66,183	149,444	118,834

Net earnings	$169,813	$140,638	$312,514	$252,523

Net earnings per average share of common stock (basic)[a]	$0.62	$0.51	$1.13	$0.91

Net earnings per average share of common stock (diluted)[a]	$0.61	$0.51	$1.13	$0.91

Average number of basic shares outstanding for the period	274,961	277,503	275,490	277,485

Average number of diluted shares outstanding for the period	277,008	278,002	277,299	278,410

[a]	Per share calculations based on the average number of shares outstanding for the period.

Note: In thousands except for earnings per share amounts.

ATTACHMENT B
WM. WRIGLEY JR. COMPANY
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Amounts in thousands except for per share values

	Three Months Ended
	June 30, 2007		June 30, 2006
		Diluted		Diluted
		Earnings Per		Earnings
	Net Earnings	Share*	Net Earnings	Per Share*
Earnings, as reported under U.S. GAAP	$169,813	$0.61	$140,638	$0.51

Restructuring expense, net of tax (A)	3,050	0.01	6,251	0.02

Non-GAAP earnings, excluding restructuring expense	$172,863	$0.62	$146,889	$0.53

	Six Months Ended
	June 30, 2007		June 30, 2006
		Diluted		Diluted
		Earnings Per		Earnings
	Net Earnings	Share*	Net Earnings	Per Share*
Earnings, as reported under U.S. GAAP	$312,514	$1.13	$252,523	$0.91

Restructuring expense, net of tax (A)	8,548	0.03	12,079	0.04

Gain on sale of corporate assets, net of tax (B)	(9,415)	(0.03)	—	—

Non-GAAP earnings, excluding restructuring expense and gain on sale of corporate assets	$311,647	$1.12	$264,602	$0.95

*	May not total due to rounding

(A)	Management has excluded restructuring expense as it is viewed as nonrecurring costs incurred to improve production operations.

(B)	Management has excluded the gain on the sale of certain corporate assets as it is viewed as nonrecurring income.

ATTACHMENT C
WM. WRIGLEY JR. COMPANY
NET SALES AND OPERATING INCOME BY SEGMENT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
NET SALES

North America	452,110	440,481	866,097	841,054

EMEAI	667,483	543,436	1,229,860	986,530

Asia	188,707	162,741	405,756	338,905

Other Geographic Regions	53,977	44,766	100,994	84,653

All Other	15,503	14,629	29,119	29,799

Total Net Sales	1,377,780	1,206,053	2,631,826	2,280,941

OPERATING INCOME

North America	95,520	86,005	171,634	156,261

EMEAI	188,626	158,032	328,289	258,362

Asia	50,766	47,434	115,849	104,223

Other Geographic Regions	8,790	4,448	14,900	7,881

All Other	(80,774)	(74,976)	(157,540)	(132,968)

Total Operating Income	262,928	220,943	473,132	393,759

ATTACHMENT D
WM. WRIGLEY JR. COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$294,703	253,666
Short-term investments, at amortized cost	150	1,100
Accounts receivable, net	508,673	463,231
Inventories	569,348	592,985
Other current assets	197,716	170,245

Total current assets	1,570,590	1,481,227

Deferred charges and other assets	217,241	194,382
Goodwill	1,325,737	1,147,603
Other intangibles	484,056	415,870
Net property, plant and equipment	1,485,873	1,422,516

Total assets	$5,083,497	4,661,598

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper and short-term debt	$341,021	65,000
Accounts payable and accrued expenses	759,939	741,613
Dividends payable	79,936	71,106
Income and other taxes payable	171,067	149,410

Total current liabilities	1,351,963	1,027,129

Other noncurrent liabilities	277,614	246,377
Long term debt	1,000,000	1,000,000

Total liabilities	2,629,577	2,273,506

Stockholders’ equity	2,453,920	2,388,092

Total liabilities and stockholders’ equity	$5,083,497	4,661,598